Exhibit 99.1

Shell Midstream Partners, L.P. Names Steve Ledbetter as Next CEO

Houston, Jan. 21, 2021 (GLOBE NEWSWIRE) — Shell Midstream Partners, L.P. (NYSE: SHLX) announced today that after a distinguished 29 year career with Royal Dutch Shell plc (“Shell”), Kevin Nichols will retire as President and Chief Executive Officer of Shell Midstream Partners GP LLC, the general partner of SHLX, effective March 1, 2021. Steve Ledbetter, Vice President-Commercial of SHLX, will succeed Kevin.

Steve joined Shell in 1999 and has held roles with increasing responsibility within Shell’s Pipeline, Manufacturing and Global Lubricants businesses and served as President of Jiffy Lube International, a wholly owned subsidiary of Shell, from 2013 to 2018. In 2018, Steve was named Vice President for Shell Pipeline Company LP, responsible for business development, joint ventures, oil movements and portfolio activity. Since joining SHLX as Vice President–Commercial in 2018, Steve has been instrumental in driving the commercial success of SHLX, contributing heavily to the long-term resilience of the partnership.

The transition between Kevin and Steve is expected to be seamless, as Steve has served in a leadership role and has taken on increasing responsibilities within SHLX.

“Kevin has been a driving force behind Shell Midstream Partners and its consistent delivery,” said Ledbetter. “The Partnership has matured greatly under his leadership and is well positioned for continued success. I am excited for the opportunity to lead this great company. We have a proven track record of delivery, and I look forward to building on the strong legacy and performance of Shell Midstream Partners.”

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About Shell Midstream Partners, L.P.

Shell Midstream Partners, L.P., headquartered in Houston, Texas, owns, operates, develops and acquires pipelines and other midstream and logistics assets. The Partnership’s assets include interests in entities that own (a) crude oil and refined products pipelines and terminals that serve as key infrastructure to transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and deliver refined products from those markets to major demand centers and (b) storage tanks and financing receivables that are secured by pipelines, storage tanks, docks, truck and rail racks and other infrastructure used to stage and transport intermediate and finished products. The Partnership’s assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

For more information on Shell Midstream Partners, L.P. and the assets owned by the Partnership, please visit www.shellmidstreampartners.com.

Inquiries:

Shell Media Relations

Americas: +1 832 337 4355

Shell Investor Relations

North America: +1 832 337 2034

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